MD-82 TRUST S/N 49183
                                    (A TRUST)

                              FINANCIAL STATEMENTS

INDEPENDENT  AUDITORS'  REPORT






The  Owners
MD-82  Trust  S/N  49183

We have audited the accompanying balance sheet of the MD-82 Trust S/N 49183 (the "Trust") as of December 31, 2002, and the related statements of operations, changes in owners' equity (deficiency), and cash flows for the year then ended. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Trust as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.




/s/  Deloitte  &  Touche  LLP
Certified  Public  Accountants

Tampa,  Florida
March  7,  2003

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                                 BALANCE SHEETS
                                  DECEMBER 31,
                            (in thousands of dollars)






                                                   2002       2001
                                                          (unaudited)
---------------------------------------------------------------------
ASSETS
Aircraft equipment held for lease, at cost. . .  $ 13,957   $ 13,957
Less accumulated depreciation . . . . . . . . .   (13,957)   (13,957)
                                                 ---------  ---------
    Net equipment . . . . . . . . . . . . . . .        --         --
                                                 ---------  ---------

      Total assets. . . . . . . . . . . . . . .  $     --   $     --
                                                 =========  =========

LIABILITIES AND OWNERS' DEFICIENCY

Liabilities:
Accounts payable and accrued expenses . . . . .  $      1   $      7
Due to affiliates . . . . . . . . . . . . . . .         5          5
                                                 ---------  ---------
  Total liabilities . . . . . . . . . . . . . .         6         12


Owners' deficiency. . . . . . . . . . . . . . .        (6)       (12)
                                                 ---------  ---------

      Total liabilities and owners' deficiency.  $     --   $     --
                                                 =========  =========
























                 See accompanying notes to financial statements.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)






                                            2002       2001     2000
                                                (unaudited)(unaudited)
---------------------------------------------------------------------
REVENUES

Lease revenue. . . . . . . . . . . . .  $     1,260   $1,468   $2,400
Interest income. . . . . . . . . . . .           --        9        1
                                        ------------  -------  ------
  Total revenues . . . . . . . . . . .        1,260    1,477    2,401
                                        ------------  -------  ------

EXPENSES

Depreciation and amortization expense.           --    1,762    1,762
Equipment operating expenses . . . . .           (1)       7       --
Management fees to affiliate . . . . .           63       73      120
Insurance expense. . . . . . . . . . .           --       19       23
Administrative expenses to affiliates.           12       44       27
Administrative expenses. . . . . . . .            3        9        4
                                        ------------  -------  ------
  Total expenses . . . . . . . . . . .           77    1,914    1,936
                                        ------------  -------  ------

      Net income (loss). . . . . . . .  $     1,183   $ (437)  $  465
                                        ============  =======  ======
























                 See accompanying notes to financial statements.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
              STATEMENTS OF CHANGES IN OWNERS' EQUITY (DEFICIENCY)
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                            (in thousands of dollars)








  Owners' equity at December 31, 1999 (unaudited)  $ 3,704

Net income (unaudited). . . . . . . . . . . . . .      465

Distributions paid (unaudited). . . . . . . . . .   (2,226)
                                                   --------

  Owners' equity at December 31, 2000 (unaudited)    1,943

Net loss (unaudited). . . . . . . . . . . . . . .     (437)

Distributions paid (unaudited). . . . . . . . . .   (1,518)
                                                   --------

  Owners' deficiency at December 31, 2001
     (unaudited). . . . . . . . . . . . . . . . .      (12)

Net income. . . . . . . . . . . . . . . . . . . .    1,183

Distributions paid. . . . . . . . . . . . . . . .   (1,177)
                                                   --------

  Owners' deficiency at December 31, 2002 . . . .  $    (6)
                                                   ========






















                 See accompanying notes to financial statements.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                            (in thousands of dollars)






                                                             2002        2001      2000
                                                                  (unaudited)(unaudited)
----------------------------------------------------------------------------------------
OPERATING ACTIVITIES

Net income (loss) . . . . . . . . . . . . . . . . . . .  $     1,183   $  (437)  $   465
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
  Depreciation and amortization . . . . . . . . . . . .           --     1,762     1,762
  Changes in operating assets and liabilities:
    Accounts receivable . . . . . . . . . . . . . . . .           --       200        --
    Prepaid expenses. . . . . . . . . . . . . . . . . .           --         1        --
    Accounts payable and accrued expenses . . . . . . .           (6)        7        (1)
    Due to affiliates . . . . . . . . . . . . . . . . .           --       (15)       --
                                                         ------------  --------  --------
      Net cash provided by operating activities . . . .        1,177     1,518     2,226
                                                         ------------  --------  --------

FINANCING ACTIVITIES

Distributions paid. . . . . . . . . . . . . . . . . . .       (1,177)   (1,518)   (2,226)
                                                         ------------  --------  --------
      Net cash used in financing activities . . . . . .       (1,177)   (1,518)   (2,226)
                                                         ------------  --------  --------

Net change in cash and cash equivalents . . . . . . . .           --        --        --
Cash and cash equivalents at beginning of year. . . . .           --        --        --
                                                         ------------  --------  --------
Cash and cash equivalents at end of year. . . . . . . .  $        --   $    --   $    --
                                                         ============  ========  ========



















                 See accompanying notes to financial statements.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies
       ----------------------------------------------

     Organization
     ------------

     In January 1998, PLM Equipment Growth & Income Fund VII (EGF VII), a California limited partnership, and Professional Lease Management Income Fund I (Fund I), a Delaware Limited Liability Company (the Owners), and MD-82 Trust S/N 49183 (the "Trust") entered into a Trust Agreement under which PLM Transportation Equipment Corp. (TEC), a wholly-owned subsidiary of PLM
International, Inc., acts as trustee for the benefit of the Owners as equal co-beneficiaries. The Trust was established for the purpose of purchasing an MD-82 stage III commercial aircraft. The Trust has no employees nor operations other than the operation of the MD-82 stage III commercial aircraft. The Trust estate is owned 50% by EGF VII and 50% by Fund I.

PLM Financial Services, Inc., (FSI) is the General Partner of EGF VII and the Manager of Fund I. FSI is a wholly-owned subsidiary of PLM International, Inc.

     The aircraft was purchased in January 1998 for $13.7 million. EGF VII paid acquisition fees of $0.3 million and lease negotiation fees of $0.1 million during 1998 to FSI. No fees were paid by Fund I.

The aircraft in the Trust is leased to American Airlines for $0.1 million a month through November 2008.

     Estimates
     ---------

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Operations
     ----------

The aircraft in the Trust is managed under a continuing management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. The Trust pays a monthly management fee to IMI for managing the aircraft (Note 2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     Cash  and  Cash  Equivalents
     ----------------------------

All cash generated from operations is distributed to the owners; accordingly, the Trust has no cash balance at December 31, 2002 and 2001.

     Accounting  for  Leases
     -----------------------

     The aircraft under the Trust is leased under an operating lease with fixed monthly payments. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs are amortized over the related lease period.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies  (continued)
       ----------------------------------------------

     Depreciation  and  Amortization
     -------------------------------

Depreciation of aircraft equipment was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition. Since this aircraft was manufactured in 1983, it was fifteen years old when the Trust purchased it in January 1998, nearing the end of it's economic life. The decision was to depreciate this aircraft based upon an an estimated useful life of 4 years, the term of the original lease. The depreciation method changed to straight-line when the annual depreciation expense using the straight-line method exceeded that calculated by the double-declining balance method. Acquisition fees of $0.3 million, which were paid to FSI, were capitalized as part of the cost of the equipment and depreciated over the life of the aircraft. Lease negotiation fees of $0.1 million were amortized based on the term of the initial lease.

     Aircraft
     --------

Aircraft  equipment  held  for  operating  leases  is  stated  at  cost.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS No. 121), FSI reviewed the carrying value of the Trust's aircraft at least quarterly and whenever circumstances indicated that the carrying value of the aircraft would not be recoverable due to expected future market conditions. If the projected undiscounted cash flows and the fair value of the aircraft had been less than the carrying value of the aircraft, an impairment loss would have been recorded.

In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", (SFAS No. 144) which replaced SFAS No. 121. In accordance with SFAS No. 144, the Trust evaluates long-lived assets for impairment whenever events or circumstances indicate that the carrying values of such assets may not be recoverable. Losses for impairment are recognized when the undiscounted cash flows estimated to be realized from a long-lived asset are determined to be less than the carrying value of the asset and the carrying amount of long-lived assets exceeds its fair value. The determination of fair value for a given investment requires several considerations, including but not limited to, income expected to be earned from the asset, estimated sales proceeds, and holding costs excluding interest. The Trust applied the new rules on accounting for the impairment or disposal of long-lived assets beginning January 1, 2002.

The estimate of the fair value of the Trust's aircraft is based on the opinion of the Trust's aircraft managers using data, reasoning and analysis of prevailing market conditions of similar aircraft, data from recent purchases, independent third party valuations and discounted cash flows. The events of September 11, 2001, along with the change in general economic conditions in the United States, have continued to adversely affect the market demand for both new and used commercial aircraft and weakened the financial position of several airlines. Aircraft condition, age, passenger capacity, distance capability, fuel efficiency, and other factors influence market demand and market values for passenger jet aircraft.

No  impairments  to  the  aircraft  were  required  in  2002,  2001,  or  2000.

     Repairs  and  Maintenance
     -------------------------

Repairs  and  maintenance  for  the  aircraft  are the obligation of the lessee.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

1.     Summary  of  Significant  Accounting  Policies  (continued)
       ----------------------------------------------

     Net  Income  (Loss)  and  Cash  Distributions  to  Owners
     ---------------------------------------------------------

The net income (loss) and cash distributions of the Trust are allocated to the Owners. The net income or loss is generally allocated to the Owners based on their percentage of ownership in the Trust. Certain depreciable and amortizable amounts are allocated specifically to each of the Owners, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions are allocated 50% to EGF VII and 50% to Fund I.

     Comprehensive  Income  (Loss)
     -----------------------------

The Trust's comprehensive income (loss) is equal to net income (loss) for the years ended December 31, 2002, 2001 and 2000.

2.     Transactions  with  Affiliates
       ------------------------------

The equipment management agreement provides for the Trust to pay IMI a monthly management fee equal to the lesser of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust's management fee expense to affiliate was $0.1 million during 2002, 2001, and 2000, respectively.

The Trust reimbursed FSI and its affiliates $12,000, $44,000, and $27,000 during 2002, 2001, and 2000, respectively, for data processing and administrative expenses directly attributable to the Trust.

The balance due to affiliates of $5,000 as of December 31, 2002 and 2001 was payable to IMI for management fees.

3.     Equipment
       ---------

Lease  revenues  are  earned  by placing the aircraft on an operating lease.  In
April  2001,  a  fixed  rate  lease  expiring  in  2008 was signed with American
Airlines.

The aircraft in the Trust is used as collateral against the senior loan of the Owners.

The aircraft lease is accounted for as an operating lease. Future minimum rentals under noncancelable operating leases, as of December 31, 2002, during each of the next five years are: $1.3 million in 2003, $1.3 million in 2004, $1.3 million in 2005, $1.3 million in 2006, $1.3 million in 2007 and $1.2 million thereafter.

4.     Geographic  Information
       -----------------------

As of December 31, 2002, 2001 and 2000, the aircraft in the Trust was on lease to a lessee domiciled in the United States.

The  net  book  value of the aircraft was $-0- as of December 31, 2002 and 2001.

                              MD-82 TRUST S/N 49183
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS

5.     Income  Taxes
       -------------

The Trust is not subject to income taxes, as any income or loss is included in the tax return of the individual partners and members. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 2002, the financial statement carrying amount of assets and liabilities was approximately $2.9 million lower than the federal income tax basis of such assets and liabilities, primarily due to differences in depreciation methods.

6.          Concentrations  of  Credit  Risk
            --------------------------------

For the years ended December 31, 2002, 2001, and 2000, the Trust's lessees that accounted for more than 10% of revenues were American Airlines (100% in 2002 and 59% in 2001) and Trans World Airlines (41% in 2001 and 100% in 2000).

As of December 31, 2002, the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.